Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Turtle Beach Corporation
Valhalla, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017), the Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653, File No. 333-188390, and File No. 333-193982), and the proxy statement on Schedule 14A filed on December 3, 2013 of Turtle Beach Corporation of our reports dated March 30, 2015, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Turtle Beach’s internal control over financial reporting, which appear in this Form 10-K.
/s/ BDO USA, LLP

Stamford, Connecticut
March 30, 2015